Exhibit 99.1

Perry Ellis International, Inc. Releases Preliminary Record

4th Quarter and Year End Results

— Updates Year End Guidance —

Miami, Florida—February 12, 2004—Perry Ellis International, Inc. (Nasdaq:PERY) announced today that, based on preliminary unaudited information, the Company anticipates reporting record total revenue and fully diluted earnings per share for the fiscal year ended January 31, 2004.

Revenues for the fiscal year are expected to be approximately $508 million, an increase of 65% over the fiscal year ended January 31, 2003. Fully diluted earnings per share for the fiscal year ended January 31, 2004 are expected to be in the range of $2.10 to $2.15 per share, before adjusting for a pre-tax charge of $7.3 million ($0.57 per fully diluted share) that was related to a recent note offering. This represents an increase of 28% as compared to the $1.65 of earnings per fully diluted share reported for the last fiscal year. After the pre-tax charge of $7.3 million noted above, the fully diluted earnings per share for the fiscal year ended January 31, 2004 is expected to be in the range of $1.53 to $1.58.

Total revenue for the 4th quarter ended January 31, 2004 is anticipated to be approximately $148 million, an increase of $62 million, or 71.0%, over the 4th quarter of fiscal 2003. Diluted earnings per share for the quarter are expected to be in the range of $0.87 to $0.91 as compared to $0.41 per share last year, an increase of over 100%.

George Feldenkreis, Chairman and Chief Executive Officer commented: “While we are pleased that we have been able to successfully integrate our recent acquisition of Salant and that we will be reporting both a record 4th quarter and fiscal year revenues and earnings, we are very disappointed that we were unable to achieve our planned $2.50 diluted earnings per share. This occurred as a result of a lower level of profitability in the swim business than we had anticipated. Furthermore, both the 4th quarter and fiscal year were also impacted by a decline in licensing income due to a general softness in the retail environment. We do not expect either of these issues to continue into this fiscal year as we expect an increase in licensing revenues for the current fiscal year and we also anticipate making substantial changes in the structure of our swimwear division going forward in order to achieve the profitability level that we expect.”

Mr. Feldenkreis continued: “We are pleased with the reception that the Perry Ellis women’s line has received recently at the New York shows, as well as in the trade and fashion press. In addition, our recent initiatives involving the Original Penguin®, Redsand® and our Hispanic inspired brands show great promise for the future. While these initiatives, along with a healthier retail environment, should allow us to achieve an improved level of profitability for the coming fiscal year, we believe it is prudent to reduce our previous guidance to approximately $600 million in total revenue and earnings per share in the range of approximately $2.50 to $2.60 per fully diluted share.

The estimates outlined above for the 2004 fiscal year end are preliminary and are subject to possible adjustments as the Company completes its year end procedures and the audit of its financial statements. The Company anticipates that it will issue final results for the 4th quarter and year-end January 31, 2004 some time during the third week of March.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, dress casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, though its wholly owned subsidiaries, owns the following portfolio of brands including 18 of the leading names in fashion some of which are: Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Penguin Sport®, the Havanera Co.TM, Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including the Nike®, Tommy Hilfiger® for swimwear, PING® golf apparel and Ocean Pacific® for men’s sportswear. Additional information on the Company is available at www.perryelliscorporate.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of our major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.